[LOGO] Astrata

Company Contact:                           Porter, LeVay & Rose, Inc.

Trevor Venter, CEO                         Marlon Nurse, VP - Investor Relations
tventer@astratagroup.com                   Jeff Myhre, VP - Editorial
                                           212-564-4700


                                                           FOR IMMEDIATE RELEASE


    ASTRATA GROUP TO HOST SECOND QUARTER CONFERENCE CALL ON OCTOBER 19, 2005


LOS ANGELES, CA, October 17, 2005 - Astrata Group, Inc. (OTC BB: ATTG), an international provider of innovative location-based IT services and solutions, announced today that it will release its second quarter financial results for the quarter ended August 31, 2005 on Wednesday, October 19, 2005.

Astrata's management will host a conference call the same day at NOON, EDT (9 a.m. PST) to discuss its financial results and achievements. To participate in the live call, please dial (888) 335-6674 from the U.S. or, for international callers, please dial (973) 935-2100, pass code #6620549, approximately 15 minutes before the start time. A telephone replay will be available for one month by dialing (877) 519-4471 from the U.S., or (973) 341-3080 for international callers, and entering pass code #6620549.

About Astrata

Astrata Group Incorporated (OTC BB: ATTG) is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide. Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 230 permanent employees and employs nearly 100 people in its R&D and manufacturing divisions. For further information about the company and its products, please send an email to info@astratagroup.com or visit the Web site at www.astratagroup.com.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe", "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

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